Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into on January 22, 2026, by and between Jabil, Inc. (together with its subsidiaries, the “Company”) and Mark T. Mondello (“Mondello”).

RECITALS

WHEREAS, Mondello’s employment with the Company and his role as Executive Chairman of the Company ended effective as of January 22, 2026 (the “Employment End Date”); and

WHEREAS, the Company recognizes that Mondello has substantial knowledge with respect to the business and operations of the Company and desires to enter into this Agreement with Mondello pursuant to which he shall continue to provide transition, advisory and strategic services to the Company as a non-employee consultant following the Employment End Date.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. Consulting Services.

(a) The parties hereby acknowledge and agree that, effective as of the Employment End Date, Mondello shall commence service as a non-employee consultant to the Company and shall continue to provide such services through the two-year anniversary of the Employment End Date (the “Consulting Period”).

(b) Mondello agrees to be reasonably available to provide such transition, advisory and strategic services during the Consulting Period as are reasonably requested by the Company’s Chief Executive Officer or the Company’s Board of Directors from time to time.

(c) Mondello shall be fully indemnified to the maximum extent permitted by applicable law and the Company’s bylaws (as in effect from time to time) in connection with his rendering of the consulting services under this Agreement. Unless otherwise mutually agreed, the consulting services shall be rendered remotely by Mondello at such location(s) of his choosing. Mondello shall be reimbursed for reasonable travel expenses (hotel, airfare and carfare as applicable) when his services are required at any other location.

(d) The Consulting Period shall immediately terminate, and no further Consulting Fee (as defined below) shall be paid, and no further benefits set forth in Section 2(c) shall be provided, to Mondello, in the event that Mondello is terminated from service for “Cause” (as defined in the Jabil Inc. 2021 Equity Incentive Plan as in effect on the Employment End Date).

(e) Mondello hereby represents and warrants that he shall (i) act honestly and in good faith and in the best interests of the Company at all times while providing the consulting services; (ii) use professional care, diligence and skill and endeavor to provide and complete the consulting services to the reasonable satisfaction of the Company; (iii) comply with all applicable laws, regulations, rules, codes, orders and standards imposed by applicable federal, state, provincial, or local government authorities with respect to the provision of any consulting services; and (iv) not subcontract the provision of any consulting services to any third party without receiving prior written consent from the Company.

2. Consulting Fees.

(a) As consideration for the consulting services, the Company shall provide Mondello with a monthly consulting fee of $145,833.00 (the “Consulting Fee”), which shall be pro-rated for any partial month in which consulting services are rendered. The Consulting Fee shall be paid to Mondello as soon as reasonably practicable, and in any event within fifteen (15) days, following the final business day of the month for which the consulting services were performed. The Company shall not withhold any taxes from the Consulting Fee. Mondello acknowledges and agrees that he shall be solely responsible for the payment of all taxes with respect to the payment of the Consulting Fee. If the Company terminates this Agreement without Cause prior to the end of the Consulting Period or otherwise materially breaches (without promptly curing following the delivery or written notice by Mondello of the event constituting breach) any of its obligations owed to Mondello hereunder, all remaining monthly payments due to Mondello through the end of the Consulting Period shall be immediately due and payable to Mondello.

(b) The Company shall reimburse Mondello for his reasonable out-of-pocket expenses incurred in connection with the consulting services in accordance with the Company’s existing expense reimbursement procedures.

(c) In addition to the Consulting Fee, and as additional consideration for the consulting services, during the Consulting Period, Mondello shall (i) receive administrative support from an executive assistant on an as-needed basis; (ii) continue to be elgibile to use his Company provided phone, laptop and email address and receive related IT support, in each case to be used only in provision of the consulting services; and (iii) continue to be eligible to participate in the Company’s health insurance plans at active employee rates during the Consutling Period and be eligible for COBRA coverage effective as of the end of the Consutling Period.

(d) Mondello acknowledges and agrees that (i) the payments and benefits set forth in Section 2 of this Agreement shall be the sole compensation for his provision of the consulting services under this Agreement, (ii) except as otherwise set forth in this Agreement, he is not entitled to any severance payments or benefits as a result of the cessation of his employment (other than any accrued payments required by applicable law) and (iii) any non-competition provision to which he is subject to in any agreement between him and the Company shall apply through the second anniversary of the Employment End Date.

3. Status as an Independent Contractor.

(a) The parties understand and acknowledge that, effective as of the Employment End Date, Mondello’s relationship with the Company shall be that of an independent contractor and nothing in this Agreement creates a partnership, joint venture or any employer-employee relationship between Mondello on the one hand and the Company or any of its affiliates on the other hand. The Company shall not have the authority to, nor shall it, supervise, direct or control the manner, means, details or methods utilized by Mondello to perform the consulting services under this Agreement.

(b) Mondello hereby acknowledges and agrees that, effective as of the Employment End Date, he shall not be an agent of the Company and shall have no authority to make any statement, representation, or commitment of any kind or to take any action binding upon the Company or any of its affiliates without the prior written authorization of the Company’s Chief Executive Officer or the Company’s Board of Directors and shall have no management authority with respect to the Company or any of its affiliates.

4. Miscellaneous.

(a) Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Florida, without application of any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

(b) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(c) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Mondello, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Mondello’s legal personal representatives and his beneficiaries with respect to amounts owed as of Mondello’s death.

(d) Notice. For the purposes of this Agreement, notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by one party to another party or, if none, in the case of the Company, to the Company’s headquarters directed to the attention of the General Counsel and, in the case of Mondello, to the most recent address shown in the personnel records of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof.

(e) Entire Agreement; Certain Acknowledgements. This Agreement, together with Exhibit A hereto, contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between or among the Company or any of its affiliates and Mondello with respect to the subject matter hereof. Mondello acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Mondello’s own judgment. Mondello acknowledges that he has had the opportunity to consult with legal counsel of his choice in connection with the drafting, negotiation and execution of this Agreement.

(f) Headings. The headings and captions in this Agreement are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.

(g) Construction. This Agreement shall be deemed drafted equally by both the parties, and any presumption or principle that the language is to be construed against either party shall not apply.

(h) Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

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IN WITNESS WHEREOF, this Agreement is executed by Mondello and the Company on the below-written date(s).

Jabil, Inc.

/s/ Mark Mondello	By:	/s/ Kristine Melachrino
Mark Mondello	Name:	Kristine Melachrino
	Title:	EVP, General Counsel